Exhibit 10.1

Execution Version

OPERATING AGREEMENT

THIS OPERATING AGREEMENT is made as of June 12, 2025, by and between PIMCO ASSET-BASED LENDING COMPANY LLC, a Delaware series limited liability company (the “Company”), and PACIFIC INVESTMENT MANAGEMENT COMPANY LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”).

WHEREAS, the Company is a holding company that (i) conducts a continuous private offering of its Shares (as defined below) in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended, and (ii) operates its business such that the Company is excluded from the definition of “investment company” in the Investment Company Act of 1940, as amended; and

WHEREAS, the Company and each of the Subsidiaries (as defined below) desire to retain the Manager to provide advisory and other services to the Company and the Subsidiaries on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1. Definitions. The following terms have the following meanings assigned to them:

(a) “Acquisition Committee” means a committee of the Company who shall be appointed by the Board of Directors from time to time. As of the date hereof, the Acquisition Committee shall consist of Dan Ivascyn, Harin de Silva, Kristofer Kraus, Jason Steiner, Giang Bui, Ben Ensminger-Law, Craig Wunderlich and Michael Chiao, each as voting members, and Nick Mosich, as a non-voting member. The Board of Directors (as defined below) may appoint additional members of the Acquisition Committee, remove or replace any existing members from the Acquisition Committee, or eliminate the Acquisition Committee in its entirety, in each case, from time to time in its sole discretion and without the consent of or notice to the Shareholders.

(b) “Advisers Act” means the Investment Advisers Act of 1940, as amended.

(c) “AEOI” means: (a) legislation known as the U.S. Foreign Account Tax Compliance Act, sections 1471 through 1474 of the Code, and any associated or successor legislation, regulations (whether proposed, temporary or final) or guidance, any applicable intergovernmental agreement and related statutes, regulations or rules, and other guidance thereunder; (b) any other similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement similar financial account information reporting and/or withholding tax regimes, including the OECD Standard for Automatic Exchange of Financial Account Information in Tax Matters – the Common Reporting Standard and any associated guidance; (c) Council Directive 2018/822/EU of May 25, 2018 (and any successor directive) amending Council Directive 2011/16/EU on mandatory automatic exchange of information and administrative cooperation in the field of taxation in relation to reportable cross-border tax arrangements and any regulation or law relating to, implementing or having similar effect to it in any relevant jurisdiction; (d) any other intergovernmental agreement, treaty, regulations, guidance, standard or other agreement entered into in order to comply with, facilitate, supplement or implement the legislation, regulations, guidance or standards described in clauses (a), (b) and (c) of this definition; and (e) any legislation, regulations or guidance in any jurisdiction that give effect to the matters outlined in the preceding clauses of this definition.

(d) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

(e) “Affiliated Service Provider” refers to the affiliates and portfolio companies of PIMCO and PIMCO Clients that the Company and/or its existing and potential Portfolio Assets will engage.

(f) “Agreement” means this Operating Agreement, as amended, restated or supplemented from time to time.

(g) “AML/ABC Laws” shall have the meaning set forth in Section 4(a) of this Agreement.

(h) “Anchor I Shares” shall have the meaning set forth in the Company’s Governing Instruments.

(i) “Anchor II Shares” shall have the meaning set forth in the Company’s Governing Instruments.

(j) “Anchor II-B Shares” shall have the meaning set forth in the Company’s Governing Instruments.

(k) “Asset-Backed Instruments” means, individually and collectively, loans and other instruments that are collateralized by, or payable from a stream of payments generated by, a specified pool of real assets, financial assets, Insurance Assets or other assets.

(l) “Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Bankruptcy Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Bankruptcy Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law; provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

(m) “Board of Directors” means the Board of Directors of the Company.

(n) “Bridge Financing” means a financing transaction (including loan guarantees) intended to be repaid within 12 months or less entered into between the Company and a Portfolio Asset or another entity on an interim basis pending the expected refinancing, satisfaction or sale of such financing to another person or entity in connection with, or in order to facilitate, the consummation of the Company’s acquisition of such Portfolio Asset or other entity.

(o) “CDOs” means collateralized debt obligations.

(p) “CLOs” means collateralized loan obligations.

(q) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(r) “Co-Investment” refers to acquisition opportunities that are allocated to the Company based on its strategy and objectives and with respect to which the Manager or PIMCO has, in each case, in its discretion, determined that it is appropriate to offer the opportunity to co-invest alongside the Company to one or more co-investors.

(s) “Company” shall have the meaning set forth in the introductory paragraph of this Agreement.

(t) “Company Account” shall have the meaning set forth in Section 6 of this Agreement.

(u) “Company Indemnified Party” shall have the meaning set forth in Section 12(b) of this Agreement.

(v) “D Shares” shall have the meaning set forth in the Company’s Governing Instruments.

(w) “Dealer Manager” means PIMCO Investments LLC, a Delaware limited liability company, or any other entity the Company may engage as its dealer manager from time to time.

(x) “E Shares” shall have the meaning set forth in the Company’s Governing Instruments.

(y) “Effective Termination Date” shall have the meaning set forth in Section 17(a) of this Agreement.

(z) “Excess Funds” shall have the meaning set forth in Section 2(n) of this Agreement.

(aa) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(bb) “Expenses” shall have the meaning set forth in Section 10 of this Agreement.

(cc) “GAAP” means generally accepted accounting principles, as applied in the United States.

(dd) “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the certificate of formation and the limited liability company agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(ee) “Hurdle Amount” with respect to any Investor Shares means, for any period during a Reference Period, that amount that results in a 5.0% of annualized rate of return for such period on the NAV of such Investor Shares outstanding at the beginning of the then-current Reference Period and all Investor Shares issued since the beginning of the then-current Reference Period, calculated in accordance with recognized industry practices and taking into account the timing and amount of all distributions accrued or paid (without duplication) on all such Shares but excluding applicable expenses for the shareholder servicing fee. The ending NAV of Investor Shares used in calculating the annualized rate of return will be calculated before giving effect to any allocation/accrual to the Performance Fee and applicable shareholder servicing fee expenses; provided that the calculation of the Hurdle Amount for any period will exclude any such Shares repurchased during such period, which Shares will be subject to the Performance Fee upon repurchase.

(ff) “Indemnitee” shall have the meaning set forth in Section 12(b) of this Agreement.

(gg) “Indemnitor” shall have the meaning set forth in Section 12(c) of this Agreement.

(hh) “Independent Directors” means the members of the Board of Directors who are not officers, personnel or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the Company’s Governing Instruments.

(ii) “Insurance Assets” means annuities and other insurance or reinsurance-related assets.

(jj) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(kk) “Investor Shares” means the Series I Investor Shares and the Series II Investor Shares.

(ll) “Joint Venture” means an investment in more than one Asset-Backed Instrument partnering with a single operational management team or other acquisition of an Asset-Backed Instrument consisting of multiple assets or operating businesses, a series of related transactions, joint ventures or similar arrangements.

(mm) “LLC Agreement” means the Company’s amended and restated limited liability company agreement, as amended, restated or supplemented from time to time.

(nn) “Loss Carryforward Amount” with respect to any Shares shall initially equal zero and shall cumulatively increase by the absolute value(s) of any negative annual Total Returns with respect to such Shares and decrease by any positive annual Total Returns with respect to such Shares; provided that the Loss Carryforward Amount shall at no time be less than zero; provided, further, that the calculation of the Loss Carryforward Amount shall exclude the Total Return related to any relevant Shares repurchased during the applicable Reference Period, which Shares shall be subject to the Performance Fee upon repurchase. For the avoidance of doubt, with respect to Shares repurchased during the applicable Reference Period, the Loss Carryforward Amount shall not include amounts that would have been attributable to such repurchased Shares had such Shares not been repurchased during the applicable Reference Period. The effect of the Loss Carryforward Amount is that the recoupment of past annual Total Return losses shall offset the positive annual Total Return gain of the applicable Reference Period for purposes of the calculation of the Performance Fee.

(oo) “Management Fee” means a management fee payable monthly in arrears in an amount equal to (i) 1.25% per annum of the month-end NAV attributable to D Shares, Standard A Shares and Standard B Shares, (ii) 0.75% per annum of the month-end NAV attributable to the Anchor II Shares and (iii) 0.50% per annum of the month-end NAV attributable to the Anchor I Shares and the Anchor II-B Shares; provided that this Management Fee shall be reduced by any applicable Special Fees; provided, however, that this Management Fee shall not be reduced for any Other Fees. In calculating the Management Fee, the Company shall use its NAV before giving effect to accruals for the Management Fee, the Performance Fee, combined annual distribution fee and shareholder servicing fee or distributions payable on its Shares.

(pp) “Manager” shall have the meaning set forth in the introductory paragraph of this Agreement.

(qq) “Manager Indemnified Party” shall have the meaning set forth in Section 12(a) of this Agreement.

(rr) “Memorandum” means the Confidential Private Placement Memorandum of the Company, as amended, supplemented, restated or otherwise modified from time to time.

(ss) “NAV” means the net asset value of the assets attributable to the Company or a class of Shares, as the case may be, determined in accordance with the Company’s Governing Instruments.

(tt) “Operating Expenses” refers to, with respect to the Company generally or a Series, payments, fees, costs and expenses and other liabilities (for the avoidance of doubt, including any applicable value-added tax) and obligations resulting from, related to, associated with, arising from or incurred in connection with: (i) (a) the discovery, evaluation, investigation, impact assessment, development, acquisition, consummation, structuring, ownership, maintenance, monitoring, hedging, portfolio and risk management or disposition of instruments (including brokerage, sales and underwriting commissions, private placement, syndication, solicitation, fairness opinions, pricing and valuation (including appraisal), consulting, arranger, transaction, advisory, investment banking, custodial, depositary, trustee, transfer agent, record-keeping and administrative fees, clearing, settlement and bank charges, deposits (including earnest money deposits), consent or other third-party fees or payments, closing, execution and transaction costs, other fees, costs and expenses in respect of derivative contracts (including any payments under, and any margin expenses relating to, such derivative contracts or any posting of margin or collateral with respect to such derivative contracts), investment costs, and other closing, execution and transaction costs, travel and related expenses and other administrative fees, costs and expenses), (b) any indebtedness, credit facility, guarantee (including any payments made under, or required by, any non-recourse carve out guarantees, completion guarantees, equity commitment letters, environmental indemnities, hedging guarantees or guarantees made in order to facilitate or finance investments, including in respect of customary key principal, “bad acts” or other performance-related matters), line of credit, loan commitment, letter of credit, equity commitment letter, hedging guarantee or similar credit support or other indebtedness involving the Company generally or such Series or any investment (including any fees, costs and expenses incurred in obtaining, negotiating, entering into, effecting, maintaining, varying, refinancing or terminating such borrowings, indebtedness, guarantees or obligations and interest arising out of such borrowings and indebtedness and in respect of customary key principal, “bad acts” or other performance-related matters) and (c) attending conferences in connection with the evaluation of future investments or particular sector opportunities, organizational memberships with impact-focus groups and compliance with any impact initiatives or principles; (ii) risk management assessments and analysis of the Company’s (generally) or such Series’ assets; (iii) taxes and other governmental charges incurred or payable by the Company generally or such Series and taxes and other governmental charges incurred or payable by structuring or other investment vehicles through which the Company generally or such Series invests or formed for Shareholders of such Series (including any withholding taxes and entity-level taxes imposed on, with respect to, or otherwise borne by the Company generally or such Series or any structuring or other investment vehicle through which the Company generally or such Series invests or formed for Shareholders of such Series to the extent not allocated to one or more Shareholders); (iv) any actuaries, accountants, advisors, auditors, administrators, brokers (including prime-brokers), consultants, counsel, custodians, appraisers, depositaries, valuation experts and other Service Providers that provide services to or with respect to the Company generally or such Series, and legal expenses incurred in connection with claims or disputes related to the Company generally or such Series or one or more investments; (v) the engagement of professionals (including through PIMCO) (including all costs and expenses on account of compensation and benefits of its employees) and any industry executives, advisors, consultants (including operating consultants, sourcing consultants and any other third-party consultants), operating executives, subject matter experts (or other persons acting in a similar capacity) who provide services to or in respect of the Company generally or such Series or its operating entities, or other subsidiaries or related Portfolio Assets and potential Portfolio Assets related to, among other things, (A) conducting due diligence or analysis on industry, geopolitical or other operational issues and (B) operational improvement initiatives relating to such subsidiaries or the related Portfolio Assets, and developing and implementing such initiatives (including with respect to allocable overhead of PIMCO, including all costs and expenses on account of compensation and benefits of its employees); (vi) all fees, costs and expenses in connection with entities comprising PIMCO, including those incurred in the organization, operation, maintenance, restructuring and dissolution of such vehicles; (vii) obtaining research and other information for the benefit of the Company generally or such Series, including information service subscriptions, as well as the operation and maintenance of information systems used to obtain such research and other related information; (viii) developing, implementing or maintaining computer software and technological systems for the benefit of the Company generally or such Series, its Shareholders or its investments; (ix) premiums and fees for insurance (including costs, liabilities and expenses of any litigation, investigation, judgments or settlements paid in connection with the Company generally, such Series or a Related Acquisition Vehicle) allocated by the Manager (including PIMCO’s group insurance policy, the Manager’s, any general partners’, directors’ and officers’ liability or other similar insurance policies, errors and omissions insurance, financial institution bond insurance and any other insurance for coverage of liabilities to any person or entity that are incurred in connection with the activities of the Company generally or such Series); (x) any governmental inquiry, investigation or proceeding or any litigation involving or otherwise applicable to the Company generally or such Series, the Manager or any of its affiliates in connection with the activities of the Company generally or such Series or any investment, any subsidiaries, or any Portfolio Assets or any potential Portfolio Assets or subsidiaries (including fees, costs and expenses incurred in connection with the investigation, prosecution, defense, judgment or settlement of any such inquiry, investigation, proceeding or litigation and the amount of any judgments, settlements or fines paid in connection therewith) and other extraordinary expenses related to the Company generally or such Series, any investment, subsidiary, Portfolio Asset, Asset-Backed Instrument or any potential investment, subsidiary, Portfolio Asset or Asset-Backed Instrument (including fees, costs and expenses that are classified as extraordinary expenses under GAAP); (xi) assessing and reporting information in relation to sustainability and environmental, social and governance related matters of investments and potential investments (including fees, costs and expenses payable to any third-party Service Provider or otherwise incurred in connection with designing, implementing and monitoring participation by Portfolio Assets in compliance and operational “best practices” programs and initiatives, and compensation and benefits of PIMCO employees engaged with respect thereto), all reports or information requests for one or more Shareholders, PIMCO, consultants or the Board of Directors and any committees thereof (including all fees, costs and expenses incurred to audit such reports, provide access to a database or other internet forum and for any other operational, legal or secretarial expenses relating thereto or arising in connection with the distribution of same), and any other financial, tax, accounting, legal or fund administration reporting functions for the benefit of the Company generally or such Series or any investment vehicle utilized by the Company generally or such Series or structuring vehicle or subsidiary through which the Company generally or such Series invests (including expenses associated with any compliance with, filings in respect of, or other obligations related to or arising out of AEOI, any “physical presence,” “substance” or similar mandates under the Organization for Economic Development’s Base Erosion and Profit Shifting Initiative or Luxembourg law with respect to the Company generally or such Series, its manager or other managing entities, compliance with the European Union’s Anti-Tax Avoidance Directives, DAC6 mandatory tax disclosure regime or the United Kingdom’s UK MDR regime, and any holding company regime (including the United Kingdom’s “qualifying asset holding company regime”)), the preparation of financial statements, tax returns and U.S. Internal Revenue Service Schedules K-1 (or equivalents thereof) or Form 1099-DIV, Luxembourg Forms 200 (to the extent applicable) or any successors thereto or equivalents thereof in any jurisdiction, and the representation of the Company generally, such Series, any Company or Series vehicle or the Company or Series subsidiary in a tax audit (including by the “partnership representative” of Series II and any Company or Series vehicle or Company or Series subsidiary); (xii) meetings of consultants, the Board of Directors and any committees thereof (including travel, accommodation, meal, event, entertainment and other similar fees, costs and expenses in connection with any such meetings), legal counsel, accountants, auditors, financial advisors or any other advisors or experts retained to assist the Manager, each consultant or the Board of Directors or any committee thereof, as applicable, and other expenses incurred in connection with the activities of each consultant, the Board of Directors and its committees; (xiii) meetings of the Manager with any Shareholder(s) (including travel and related expenses and other accommodation, meal, event, entertainment and other similar fees, costs and expenses in connection with any such meetings); (xiv) the Company’s (generally) or such Series’ indemnification obligations (including those incurred in connection with indemnifying any Indemnitees (as defined below), and advancing fees, costs and expenses incurred by any such Indemnitee in defense or settlement of any claim that may be subject to a right of indemnification under the LLC Agreement); (xv) complying with (or facilitating compliance with) any applicable law, rule or regulation (including legal fees, costs and expenses), regulatory filing or other expenses of the Company generally or such Series, the Manager or PIMCO, including any compliance, filings or other obligations related to or arising out of AIFMD or the European Markets Infrastructure Regulation (Regulation (EU) No 648/2012), as amended from time to time, in each case, involving or otherwise related to the Company generally or such Series but, for the avoidance of doubt, excluding any ordinary course of compliance, filings or other obligations imposed on the Manager or PIMCO under the Advisers Act (such as the preparation and filing of the Manager’s Form ADV), the Manager or PIMCO by the CSSF or by the United Kingdom Financial Conduct Authority, that, in either case, do not relate directly to the affairs of the Company generally or such Series; (xvi) a default by a defaulting investor (but only to the extent not paid by the defaulting investor); (xvii) a transfer of a Shareholder’s Shares or a Shareholder’s withdrawal or admission permissible or required under the LLC Agreement or any applicable series agreement of any Series (but only to the extent not paid by the Shareholder or the purchaser, assignee, pledgee, charge, transferee or withdrawing investor, as applicable); (xviii) any amendments, modifications, revisions or restatements to the constituent documents of the Company generally or such Series or the Manager (other than any such amendments, modifications, revisions or restatements related solely to the affairs of the Manager and not related to the affairs of the Company generally or such Series); (xix) distributions to the Shareholders (including in respect of any distributions in kind or activities necessary or appropriate to give effect thereto) or administering withholding tax with respect thereto; (xx) administering and operating the Company generally or such Series, preparing and maintaining the books and records of the Company generally or such Series, including internal costs that the Manager may incur to produce the Company’s (generally) or such Series’ books and records, external costs in cases where the Manager hires a third-party administrator to maintain the Company’s (generally) or such Series’ books and records and any costs of the Manager to oversee and manage such third-party administrator; (xxi) negotiating and entering into and compliance with any applicable other agreements, whether executed or not (which fees, costs and expenses may, in the sole discretion of the Manager, be allocated solely to the investor(s) to which they relate) and “most favored nations” election processes in connection therewith; (xxii) the dissolution, winding up and termination of the Company generally or such Series; (xxiii) all fees, costs and expenses incurred in connection with special purpose vehicles and subsidiaries of the Company generally or such Series or other investment structures (including any alternative investment vehicles and any platform entities used to facilitate one or more acquisitions, including any real estate investment trust within the meaning of Section 856 of the Code, by the Company generally or such Series) to facilitate the Company’s (generally) or such Series’ investment activities, including those incurred in the organization, operation, maintenance, restructuring (including by way of a secondary transaction, strip sale or similar transaction to one or more third parties or other PIMCO Clients, in each case, whether or not consummated), liquidation, winding-up, dissolution and termination of such vehicles and including costs associated with establishing and maintaining a presence in certain jurisdictions (such as rent for office space, related overhead and employee salaries and benefits), unless, in each case, the Manager determines, in its sole discretion, that such fees, costs and expenses should be allocated solely to the Shareholder(s) or other PIMCO vehicles participating therein; (xxiv) all fees, costs and expenses in connection with forming, organizing, maintaining, administering, operating and negotiation of Joint Ventures or Programmatic Acquisitions not otherwise borne at the level of such Joint Ventures or Programmatic Acquisitions; (xxv) amounts incurred in connection with maintaining, administering and operating any entity that registers under AIFMD or any entity that serves as the alternative investment fund manager or general partner thereof or in a similar capacity (including rent, salaries and ancillary costs of such entities, and costs and expenses of Service Providers of such entities); (xxvi) amounts paid in respect of the services provided by, or overhead of, the Manager to the Company generally or either Series, which shall include an arm’s-length net profit margin thereon determined in accordance with applicable transfer pricing standards; (xxvii) the Company’s (generally) or such Series’ allocable portion of any performance fee, management fees or other similar fees, costs and expenses or compensation (including expense reimbursement), in each case, directly or indirectly, payable by or allocable to Joint Ventures or Programmatic Acquisitions of the Company generally or such Series, any special purpose vehicle, any subsidiary or any Portfolio Asset (including any Asset-Backed Instrument); (xxviii) to the extent agreed by the Manager in its sole discretion, all (a) organizational expenses and operating expenses of or with respect to and (b) servicing fees payable to the sponsor of, or placement agent engaged with respect to (but not, for the avoidance of doubt, the placement fees payable to), a joint venture partner that is sponsored or managed by a placement agent, bank, consultant or any affiliate thereof and which placement agent, bank, consultant or any related party thereof is entitled to receive placement fees in connection with or as a result of placing investors indirectly into the Company generally or a Series through such joint venture partner; (xxix) expenses and any placement or distribution platform fees payable to a financial intermediary (including any distribution platform provider) in respect of the subscription by Shareholders admitted through a financial intermediary (including any distribution platform provider) (to the extent such fees or expenses are not borne by such Shareholders directly); and (xxx) allocable costs of legal, finance and other support personnel of PIMCO, the Manager or their affiliates in connection with the operations and management of the Company generally and the Series.

For all purposes of this definition of “Operating Expenses”, (i) “travel and related expenses” shall include all travel fees, costs and expenses (which may include use of private aircraft by professionals employed by PIMCO but charged to each Series at a comparable first-class commercial airline rate), accommodations, meals, events and entertainment and (ii) references herein to payments, fees, costs, expenses and other liabilities related to, associated with, arising from or incurred in connection with, a Portfolio Asset shall include all payments, fees, costs, expenses and other liabilities related to, associated with, arising from or incurred in connection with, potential or unconsummated Portfolio Assets. Each Series shall also bear any other fees, costs and expenses and other liabilities that arise in connection with an unconsummated Portfolio Asset but that generally would not arise in connection with a consummated Portfolio Asset.

If any Operating Expenses are incurred for the account or for the benefit of each Series and one or more other PIMCO Clients, the Manager shall allocate such Expenses among such Series and each such other PIMCO Client in proportion to the size of the investment made by each in the activity or entity to which such Expenses relate, to the extent applicable, or in such other manner as the Manager in good faith determines is fair and reasonable.

For purposes of item (v) of “Operating Expenses” above, PIMCO consists of any entity or group, including the Services Company or any Service Provider, established or utilized by affiliates of PIMCO, PIMCO Clients or their respective portfolio companies, that facilitates strategic arrangements with, or engagements (including on an independent contractor or employment basis) of, any persons that the Manager determines in good faith to be industry executives, advisors, consultants (including operating consultants and sourcing consultants), operating executives, subject matter experts or other persons acting in a similar capacity, to provide consulting, sourcing or other services to or in respect of such Series, Portfolio Assets, potential Portfolio Assets of such Series and other PIMCO Clients and their assets. To the extent that for legal, tax, regulatory or similar considerations or limitations it is necessary or desirable that the foregoing activities be conducted by, through or with one or more affiliates of the Manager, or other persons other than PIMCO, such activities shall be treated for purposes of this definition as if they were conducted by PIMCO or any affiliate thereof.

For the avoidance of doubt, “Operating Expenses” includes any such expenses of the Company generally, the Series and any Related Acquisition Vehicle (to the extent not paid by the applicable Related Acquisition Vehicle).

(uu) “Organizational and Offering Expenses” refers to, collectively, organizational and offering expenses in connection with the Company and Related Acquisition Vehicles (to the extent not paid by the applicable Related Acquisition Vehicles), including legal, accounting, printing, distribution, mailing and filing fees and expenses, taxes, due diligence expenses of participating broker-dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design, website and electronic database expenses, fees and expenses payable to State Street, or the then acting transfer agent, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for customary travel, lodging and meals, and other similar fees, costs and expenses of the Company and Related Acquisition Vehicles (excluding upfront selling commissions, dealer manager fees, combined annual distribution fees and the shareholder servicing fees).

(vv) “Other Fees” means: (i) fees, costs and expenses that comprise or constitute Organizational and Offering Expenses or Operating Expenses; (ii) salary, fees, expenses or other compensation of any nature paid by a Portfolio Asset to any individual (or to the Manager or any of its affiliates with respect to such individual) who acts as an officer of, or in an active management role at, such Portfolio Asset (including industry executives, advisors, consultants (including operating consultants and sourcing consultants)), operating executives, subject matter experts or other persons acting in a similar capacity engaged or employed by PIMCO; (iii) without limiting the foregoing items (i) and (ii), fees, costs or expenses paid to or in respect of PIMCO or any industry executives, advisors, consultants (including operating consultants and sourcing consultants), operating executives, subject matter experts or other persons acting in a similar capacity who provide services to the Company or its Portfolio Assets (including allocable overhead or other amounts or compensation of PIMCO, including all costs and expenses on account of compensation and benefits of its employees); (iv) payments, fees, costs, expenses and other liabilities, allocable overhead or other amounts or compensation (such as arranger, brokerage, placement, syndication, solicitation, underwriting, agency, origination, sourcing, group purchasing, structuring, collateral management, special purpose vehicle (including any special purpose vehicle of a Portfolio Asset), capital markets syndication and advisory fees (including underwriting and debt advisory fees) or subsidiary management or administration, operation, asset service, advisory, commitment, facility, float, insurance, reinsurance or other fees, discounts, retainers, spreads, commissions and concessions or other fees associated with the effectuation of any securities or financing transactions, but not merger and acquisition transaction advisory services fees related to the negotiation of the acquisition of a Portfolio Asset (including, for the avoidance of doubt, CLOs, CDOs, RMBSs, and other structures acquired by the Company) earned by or paid to (whether in cash or in kind) an Affiliated Service Provider, or another person with respect to services rendered by such Affiliated Service Provider or other person); provided that if such Affiliated Service Provider is engaged in the relevant activity or service on a for-profit basis, as determined by the Manager in good faith, then, unless approved by the Board of Directors, the applicable fees paid to it for such services shall be on terms as determined by the Manager which the Manager determines are not materially less favorable to the Company or the applicable Portfolio Asset than the fees that could be paid to a third party with commensurate skill, expertise or experience (to the extent applicable), in each case, as determined by the Manager in good faith; (v) amounts earned by or for the account of any PIMCO Client (directly or indirectly through an expense offset mechanism); (vi) fees, costs and expenses for any and all services whatsoever (including merger and acquisition transaction advisory services fees related to the negotiation of the acquisition of an instrument) paid or otherwise borne by any Portfolio Asset or issuer of any securities or other financial instruments that constitute debt opportunities or opportunities with respect to which the Manager does not exercise control with respect to the decision to engage the services giving rise to such fees, costs and expenses; (vii) fees, costs and expenses or other amounts or compensation earned by any person or otherwise borne with respect to Portfolio Assets or transactions that are otherwise consented to or approved by a committee of the Board of Directors’ independent directors (it being understood that in connection with obtaining such consent or approval, the Manager shall furnish or make available to the Board of Directors all material information, then actually known and available to the Manager, that the Manager determines in good faith is reasonably necessary for the Board of Directors to provide such consent or approval on a reasonably informed basis); (viii) any fees, costs or expenses paid to any Affiliated Service Provider, including where such fees, costs or expenses are structured as a performance fee; (ix) fees, costs and expenses or other amounts or compensation (including management fees, operating expenses, and performance fees) earned by any person or otherwise borne with respect to Portfolio Assets managed by the Manager or any of its affiliates that are acquired by the Company in the secondary market; and (x) any fees, costs or expenses determined by the Manager in good faith to be similar in nature to any of the foregoing.

(ww) “Performance Fee” is an amount equal to:

(i) first, if the Total Return with respect to Anchor I Shares, Anchor II-Shares, Anchor II-B Shares, D Shares, Standard A Shares and Standard B Shares for the applicable period exceeds the sum, with respect to such relevant class of Shares, of (i) the Hurdle Amount for that period and (ii) the Loss Carryforward Amount (any such excess, “Excess Profits”), 100% of such Excess Profits until the total amount allocated to the Operating Manager with respect to such class of Shares equals 12.5% (with respect to D Shares, Standard A Shares or Standard B Shares), 7.5% (with respect to Anchor II Shares or Anchor II-B Shares) and 5.0% (with respect to Anchor I Shares) of the sum of (x) the Hurdle Amount with respect to such class of Shares for that period and (y) any amount allocated to the Operating Manager with respect to such class of Shares pursuant to this clause; and

(ii) second, to the extent there are remaining Excess Profits, (i) with respect to D Shares, Standard A Shares or Standard B Shares, 12.5% of such remaining Excess Profits, (ii) with respect to Anchor II Shares or Anchor II-B Shares, 7.5% of such remaining Excess Profits and (iii) with respect to Anchor I Shares, 5.0% of such remaining Excess Profits.

(xx) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(yy) “PIMCO” means Pacific Investment Management Company LLC, a Delaware limited liability company, together with its subsidiaries.

(zz) “PIMCO Client” refers to the applicable fund, account, entity, vehicle, product and/or similar arrangement sponsored, managed or advised by PIMCO. For the avoidance of doubt, “PIMCO Clients,” as used in this Agreement, does not include, and should not be read to include, (a) any alternative investment vehicle, special purpose vehicle, subsidiary of the Company, Co-Investment entity, master, joint or commingled account or investment vehicle, Joint Venture, Programmatic Acquisition or other person through which the Company can make an investment or group of investments, or (b) any Asset-Backed Instrument, portfolio investment and any asset or investment of any PIMCO Client (including the Company) or PIMCO and its subsidiaries, unless the Manager determines in its discretion that such person should be treated as an PIMCO Client under the circumstances.

(aaa) “PIMCO Shares” means, together, the Series I PIMCO Shares and the Series II PIMCO Shares.

(bbb) “Portfolio Asset” means any asset acquired by the Company generally or a Series, including, for the avoidance of doubt, any Asset-Backed Instrument.

(ccc) “Portfolio Management Services” shall have the meaning set forth in Section 2(c) of this Agreement.

(ddd) “Programmatic Acquisitions” means portfolios of Asset-Backed Instruments which are part of the same acquisition strategy.

(eee) “Related Acquisition Vehicle” means any U.S. or non-U.S. partnership or other entity that will serve as a feeder or parallel entity and/or another entity or structure through which Shareholders will indirectly invest in or obtain exposure to the Company or some portion or all of its assets.

(fff) “Reference Period” means each fiscal year commencing on January 1 and ending on December 31; provided that the initial Reference Period shall be the period ending on December 31, 2025.

(ggg) “RMBSs” means residential mortgage-backed securities.

(hhh) “Securities Act” means the Securities Act of 1933, as amended.

(iii) “Series” refers, together, to the Series I Issuer and Series II Issuer.

(jjj) “Series I PIMCO Shares” refers to E Shares and V Shares of Series I.

(kkk) “Series I Investor Shares” refers to the six classes of shares available to Shareholders through Series I: Anchor I Shares, Anchor II Shares, Anchor II-B Shares, D Shares, Standard A Shares and Standard B Shares.

(lll) “Series I Issuer” and “Series I” refer to PIMCO Asset-Based Lending Company LLC—Series I, a registered series of the Company.

(mmm) “Series I Shares” refers to Series I PIMCO Shares together with the Series I Investor Shares.

(nnn) “Series II PIMCO Shares” refers to E Shares and V Shares of Series II.

(ooo) “Series II Investor Shares” refers to the six classes of Shares available to Shareholders through Series II: Anchor I Shares, Anchor II Shares, Anchor II-B Shares, D Shares, Standard A Shares and Standard B Shares.

(ppp) “Series II Issuer” and “Series II” refer to PIMCO Asset-Based Lending Company LLC - Series II, a registered series of the Company.

(qqq) “Series II Shares” refers to Series II PIMCO Shares together with the Series II Investor Shares.

(rrr) “Service Provider” means consultants, advisors, transaction finders or sourcers, operating partners, loan and other servicers, loan and other originators, collateral managers, program managers, property and other asset managers, leasing agents, asset monitors and administrators (including copyright administrators), developers, development managers, project managers, investment bankers, brokers, accountants, valuation agents, waterfall agents, calculation agents, paying agents, transfer agents and intermediaries, billing and collection agents, trustees, master servicers, software providers, tax preparers and consultants, analytic service providers, data management and reporting providers, technology professionals, technology providers, investor subscription platform providers, transfer service providers, pricing/modeling service providers, insurance providers, legal counsel, appraisers, industry or sector experts, joint venture partners and development partners, regulatory and compliance service providers, contract employees, outside legal counsel and/or temporary employees (as well as secondees of any of the foregoing), other persons providing similar types of services, whether working onsite at PIMCO offices or offsite as well as Affiliated Service Providers, who provide services in respect of the Company, the Related Acquisition Vehicles, their parallel vehicles and/or Portfolio Assets.

(sss) “Services Company” means PIMCO Aurora LLC, a Delaware limited liability company, a subsidiary of the Manager, and any successor thereto or any other subsidiary of the Operating Manager designated as a “Services Company” by the Operating Manager.

(ttt) “Shareholders” refers, individually and collectively, to holders of the Company’s Shares in Series I and holders of the Company’s Shares in Series II.

(uuu) “Shares” refers, individually and collectively, to Series I Shares and/or Series II Shares, as the context requires.

(vvv) “Special Fees” refers to net consulting or monitoring fees, Portfolio Asset directors’ fees, closing fees and advisory services fees and similar fees, whether in cash or in kind, including options, warrants and other non-cash consideration paid to the Manager or any of its affiliates or any employees of the foregoing in connection with actual or contemplated acquisitions of or investments in Portfolio Assets (in each case allocable to the Company).

(www) “Standard A Shares” shall have the meaning set forth in the Company’s Governing Instruments.

(xxx) “Standard B Shares” shall have the meaning set forth in the Company’s Governing Instruments.

(yyy) “State Street” refers to State Street Bank and Trust Company, which serves as the Company’s custodian and transfer agent as of the date of this Agreement.

(zzz) “Subsidiary” means any subsidiary of the Company or a Series; any partnership, the general partner of which is the Company or a Series or any subsidiary of the Company or a Series; any limited liability company, the managing member of which is the Company or a Series or any subsidiary of the Company or a Series; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by the Company or a Series or any subsidiary of the Company or a Series.

(aaaa) “Term” shall have the meaning set forth in Section 14(a) of this Agreement.

(bbbb) “Total Return” with respect to any Shares for any period since the end of the prior Reference Period shall equal the sum of:

(i) all distributions accrued or paid (without duplication) on such Shares outstanding at the end of such period since the beginning of the then-current Reference Period; plus

(ii) the change in aggregate NAV of such Shares since the beginning of the Reference Period, before giving effect to (x) changes resulting solely from the proceeds of issuances of additional Shares, (y) any fee/accrual to the Performance Fee and (z) applicable shareholder servicing fee expenses (including any payments made to the Company for payment of such expenses) allocable to such Shares.

For the avoidance of doubt, the calculation of Total Return will (i) include any appreciation or depreciation in the NAV of any relevant Shares issued during the then-current Reference Period, (ii) exclude the proceeds from the initial issuance of such Shares, (iii) treat any withholding tax on distributions paid by or received by the Company generally or any Series as part of the distributions accrued or paid on Shares and (iv) exclude any taxes (whether paid, payable, accrued or otherwise) of any intermediate entities, and may be calculated without taking into account certain deferred tax liabilities of such intermediate entities, as determined in the good faith judgment of the Manager.

(cccc) “V Shares” shall have the meaning set forth in the Company’s Governing Instruments.

Section 2. Appointment and Duties of the Manager.

(a) The Company and each of the Subsidiaries hereby appoints the Manager to manage the assets of the Company, the Series and the Subsidiaries subject to the further terms and conditions set forth in this Agreement and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b) The parties acknowledge that (i) the Manager is registered under the Advisers Act; (ii) the Manager performs its services for the Company, the Series and the Subsidiaries through the personnel and facilities of PIMCO; (iii) the Manager has no, and will have no, employees or other persons acting on its behalf other than (A) officers, partners and employees of PIMCO, or (B) other persons who are subject to the supervision and control of PIMCO; and (iv) all of the investment advisory activities of the Manager are subject to the Advisers Act and the rules thereunder.

(c) The Manager, in its capacity as manager of the assets and the day-to-day operations of the Company, the Series and the Subsidiaries, at all times shall be subject to the supervision of the Board of Directors and shall have only such functions and authority as the Company may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company, the Series and the Subsidiaries. The Manager shall perform (or cause to be performed) such services and activities relating to the assets and operations of the Company, the Series and the Subsidiaries as may be appropriate, including, without limitation:

i.

originating and recommending opportunities to acquire Portfolio Assets and to finance Portfolio Assets, consistent with the business objectives and strategy of the Company, the Series and the Subsidiaries;

ii.	monitoring and evaluating the Company’s, the Series’ and the Subsidiaries’ Portfolio Assets;

iii.

analyzing and investigating potential dispositions of Portfolio Assets, including realization of the Company’s assets during a wind down and/or liquidation of the Company’s affairs, identification of potential acquirers and evaluations of offers made by such potential acquirers;

iv.

structuring of acquisitions and financings of Portfolio Assets, including by pledging assets of the Company, the Series, the Subsidiaries and their Portfolio Assets and/or by guaranteeing the indebtedness of others (including Asset-Backed Instruments and entities through which acquisitions by the Company, the Series and/or the Subsidiaries are held);

v.	establishing, acquiring or acting through special purpose vehicles or subsidiaries (including subsidiaries controlled by the Company or a Series);

vi.	identifying bank and institutional sources of financing for the Company, each Series and its Portfolio Assets, arrangement of appropriate introductions and marketing of financial proposals;

vii.

preparing, reviewing, executing and entering into, in each case on behalf of the Company or a Series, all agreements and other documents required in connection with the acquisition, disposition or financing of each Portfolio Asset;

viii.

administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Company and the Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of revenues and the payment of the debts and obligations of the Company, the Series and the Subsidiaries and maintenance of appropriate computer services to perform such administrative functions, in each case, for which the Company shall reimburse the Manager;

ix.	monitoring the performance of Portfolio Assets and, where appropriate, providing advice regarding the management of Portfolio Assets;

x.	arranging and coordinating the services (including research services) of other professionals and consultants, including PIMCO personnel;

xi.	making recommendations to the Company with respect to the Company’s repurchase offers;

xii.

originating, recommending opportunities to form, acquiring, structuring, coordinating and assisting with managing operations of any joint venture or Portfolio Assets held by the Company, the Series or the Subsidiaries and conducting all matters with the joint venture or other partners consistent with the business objectives and strategies of the Company (including, for the avoidance of doubt, the power to structure joint ventures that provide that any controlling interest of the Company shall be forfeited upon termination of this Agreement);

xiii.

advising the Company, the Series and the Subsidiaries on, preparing, negotiating and entering into, on behalf of the Company, the Series or the Subsidiaries, applications and agreements relating to programs established by the U.S. government;

xiv.

coordinating with the Dealer Manager to arrange marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s, the Series’ and the Subsidiaries’ business;

xv.

communicating on behalf of the Company and the Subsidiaries with, and servicing, the holders of any of their equity or debt securities, including as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

xvi.	counseling the Company in connection with policy decisions to be made by the Board of Directors;

xvii.

evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company, the Series and the Subsidiaries, consistent with such strategies as so modified from time to time;

xviii.

counseling the Company and the Subsidiaries regarding the maintenance of their exclusion from the definition of an investment company under the Investment Company Act, monitoring compliance with the requirements for maintaining such exclusion and using commercially reasonable efforts to cause them to maintain such exclusion from such status;

xix.

furnishing reports and statistical and economic research to the Company and the Subsidiaries regarding their activities and services performed for the Company, the Series and the Subsidiaries by the Manager;

xx.

using information obtained by the Manager in its capacity as operating manager of the Company to provide information to, or for the benefit of, the Shareholders, including without limitation reports on valuation, portfolio positions and portfolio risk profiles;

xxi.

monitoring the operating performance of the Portfolio Assets and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

xxii.

investing and reinvesting any moneys and securities of the Company, the Series and the Subsidiaries (including investing in short-term Asset-Backed Instruments pending the acquisition of other Asset-Backed Instruments, payment of fees, costs and expenses, or payments of dividends or distributions to shareholders and members of the Company and the Subsidiaries) and advising the Company and the Subsidiaries as to their capital structure and capital raising;

xxiii.

assisting the Company and the Subsidiaries in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and to conduct quarterly compliance reviews with respect thereto;

xxiv.	assisting the Company and the Subsidiaries to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

xxv.

assisting the Company, the Series and the Subsidiaries in complying with all regulatory requirements applicable to them in respect of their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act;

xxvi.	assisting the Company, the Series and the Subsidiaries in taking all necessary action to enable them to make required tax filings and reports;

xxvii.

placing, or facilitating the placement of, all orders pursuant to the Manager’s acquisition determinations for the Company, the Series and the Subsidiaries either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

xxviii.

handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on the Company’s, the Series’ and/or the Subsidiaries’ behalf in which the Company, the Series and/or the Subsidiaries or their respective Portfolio Assets, may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

xxix.

using commercially reasonable efforts to cause expenses incurred by the Company, the Series and the Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

xxx.

advising the Company, the Series and the Subsidiaries with respect to and structuring long-term financing vehicles for the Portfolio Assets, and offering and selling securities publicly or privately in connection with any such structured financing;

xxxi.

serving as the Company’s, the Series’ and the Subsidiaries’ consultant with respect to decisions regarding any of their financings, hedging activities or borrowings undertaken by the Company, the Series and the Subsidiaries including (1) assisting the Company, the Series and the Subsidiaries in developing criteria for debt and equity financing that are specifically tailored to their objectives, and (2) advising the Company, the Series and the Subsidiaries with respect to obtaining appropriate financing for their acquisitions;

xxxii.

pursuant to delegation from the Board of the Directors, determining, maintaining, monitoring and evaluating valuations with respect to the Portfolio Assets of the Company and the Series in accordance with the Pricing Policies adopted by the Company (as such is amended, updated and modified from time to time);

xxxiii.	maintaining, monitoring and evaluating Information Security Program Policy, Privacy Policy and Policy for Handling Client Information, each adopted by the Company;

xxxiv.

providing the Company, the Series and the Subsidiaries with such other services as the Board of Directors may, from time to time, appoint the Manager to be responsible for and perform, consistent with the terms of this Agreement;

xxxv.	using commercially reasonable efforts to cause the Company, the Series and the Subsidiaries to comply with all applicable laws; and

xxxvi.	determining any requirement for Shareholders to provide information in accordance with the LLC Agreement or the principles thereof.

Without limiting the foregoing, the Manager shall perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company, the Series and the Subsidiaries with respect to the Portfolio Assets in accordance with the Company’s acquisition objectives and acquisition strategy as stated in the Memorandum. Such services will include, but not be limited to, consulting with the Company, the Series and the Subsidiaries on the purchase and sale of, and other opportunities in connection with, the Company’s, the Series’ and the Subsidiaries’ portfolios of assets; the collection of information and the submission of reports pertaining to the Company’s, the Series’ and the Subsidiaries’ assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s, the Series’ and the Subsidiaries’ portfolios of assets; acting as liaison between the Company, the Series and the Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management.

(d) For the period and on the terms and conditions set forth in this Agreement, the Company, each Series and each of the Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such credit finance, securities repurchase and reverse repurchase agreements and arrangements, warehouse finance, brokerage agreements, interest rate swap and other hedging agreements, custodial agreements and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.

(e) The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of the Company, the Series and the Subsidiaries to provide loan origination services, asset management services, portfolio servicing, and/or other services to the Company, the Series and the Subsidiaries (including, without limitation, Portfolio Management Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company, the Series and the Subsidiaries; provided that (i) any such agreements entered into with Affiliates of the Manager and/or Affiliated Service Providers shall be (A) (1) on terms no more favorable to such Affiliate and/or Affiliated Service Provider than would be obtained from a third party on an arm’s-length basis or (2) fair and reasonable to the Company or a Series taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to the Company or a Series, and (B) approved by a majority of the Independent Directors and (ii) (A) any such agreements shall be subject to the Company’s prior written approval and (B) the Manager shall remain liable for the performance of such Portfolio Management Services.

(f) In addition, to the extent that the Manager deems necessary or advisable, the Manager may, from time to time, propose to retain one or more additional entities for the provision of sub-advisory services to the Manager in order to enable the Manager to provide the services to the Company, the Series and the Subsidiaries specified by this Agreement; provided that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company, the Series and the Subsidiaries and (ii) shall be approved by the Independent Directors of the Company.

(g) The Manager may retain, for and on behalf and at the sole cost and expense of the Company, the Series and the Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, valuation firms, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company, the Series and the Subsidiaries. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its personnel or Affiliates. Except as otherwise provided herein, the Company, the Series and the Subsidiaries shall pay or reimburse the Manager or its Affiliates performing such services for the cost thereof; provided that, subject to Section 10 of this Agreement, such costs and reimbursements are no greater than those which are expected to be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(h) The Manager may effect transactions by or through the agency of another Person with it or its Affiliates which have an arrangement under which that party or its Affiliates shall from time to time provide to or procure for the Manager and/or its Affiliates goods, services or other benefits (including, but not limited to, research and advisory services; economic and political analysis, including valuation and performance measurement; market analysis, data and quotation services; computer hardware and software incidental to the above goods and services; clearing and custodian services and investment related publications), the nature of which is such that provision can reasonably be expected to benefit the Company, the Series and the Subsidiaries as a whole and may contribute to an improvement in the performance of the Company, the Series and the Subsidiaries or the Manager or its Affiliates in providing services to the Company, the Series and the Subsidiaries on terms that no direct payment is made but instead the Manager and/or its Affiliates undertake to place business with that party.

(i) In executing portfolio transactions and selecting brokers or dealers, the Manager shall use its commercially reasonable efforts to seek on behalf of the Company, the Series and the Subsidiaries the best overall terms available. In assessing the best overall terms available for any transaction, the Manager shall consider all factors that it deems relevant, including, without limitation, the breadth of the market in the asset, the price of the asset, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Manager may also consider whether such broker or dealer furnishes research and other information or services to the Manager.

(j) Subject to any internal operating policies to which the Manager is subject, the Manager has no duty or obligation to seek in advance competitive bidding for the most favorable commission rate applicable to any particular purchase, sale or other transaction, or to select any broker-dealer on the basis of its purported or “posted” commission rate, but shall endeavor to be aware of the current level of charges of eligible broker-dealers and to minimize the expense incurred for effecting purchases, sales and other transactions to the extent consistent with the interests and policies of the Company, the Series and the Subsidiaries. Although the Manager shall generally seek competitive commission rates, it is not required to pay the lowest commission or commission equivalent; provided that such decision is made in good faith to promote the best interests of the Company, the Series and the Subsidiaries.

(k) As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company, the Series and the Subsidiaries, prepare, or cause to be prepared, with respect to any Portfolio Asset, reports and other information with respect to such Portfolio Asset as may be reasonably requested by the Company.

(l) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company, the Series and the Subsidiaries, all reports, financial or otherwise, with respect to the Company, the Series and the Subsidiaries reasonably required by the Board of Directors in order for the Company, the Series and the Subsidiaries to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s, the Series’ and the Subsidiaries’ books of account by a nationally recognized registered independent public accounting firm.

(m) The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s, the Series’ and the Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the policies approved by the Board of Directors. The Manager shall furnish the Board of Directors with such periodic and special reports as the Board of Directors may reasonably request.

(n) Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company and the Subsidiaries to terminate this Agreement pursuant to Section 16 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company and the Subsidiaries pursuant to Section 10 in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company and the Subsidiaries to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company and the Subsidiaries under Section 14(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(o) Provided that the acquisition objectives of the Company are adhered to, the Company agrees that the Manager may aggregate sales and purchase orders of Portfolio Assets held by the Company with similar orders being made simultaneously for other accounts managed by the Manager or with accounts of the Affiliates of the Manager, if in the Manager’s reasonable judgment such aggregation shall result in an overall economic benefit to the Company taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses, and the Manager may elect, where appropriate, any beneficial regulatory treatment, including real time reporting delays. The Company acknowledges that the determination of such economic benefit to the Company by the Manager represents the Manager’s evaluation that the Company is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

(p) Subject to applicable law, the Manager is authorized to enter into cross trades in accordance with its cross trade policy.

(q) In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other Service Providers) hired by the Manager at the Company’s, the Series’ and the Subsidiaries’ sole cost and expense. In performing its duties under this Section 2, the Manager shall comply with the Code and all other applicable federal and state laws and regulations, and with any applicable policies or procedures of the Company adopted by the Board of Directors.

(r) The Manager shall immediately notify the Board of Directors in the event the Manager or any of its Affiliates (i) becomes aware that it is subject to a statutory disqualification that prevents the Manager from serving as operating manager pursuant to this Agreement or (ii) becomes aware that it is the subject of an administrative proceeding or enforcement action by the U.S. Securities and Exchange Commission or other regulatory authority.

Section 3. Devotion of Time; Additional Activities.

(a) The Manager and its Affiliates shall provide the Company and the Subsidiaries with a management team, including Co-Presidents, a Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer , Chief Legal Officer and Deputy Treasurer and other appropriate support personnel. The Manager is not obligated to dedicate any of its personnel exclusively to the

Company, nor is the Manager or its personnel obligated to dedicate any specific portion of its or their time to the Company. The Manager’s services under this Agreement shall not be exclusive, and the Manager, or any Affiliate thereof, shall be free to furnish similar services to other entities, and it intends to do so; provided that its services to the Company are not impaired. For the avoidance of doubt, the management, policies and operations of the Company and the Series shall be the ultimate responsibility of the Board of Directors acting pursuant to and in accordance with the LLC Agreement.

(b) The Manager agrees to offer the Company, the Series and the Subsidiaries the right to participate in all opportunities that the Manager determines are appropriate for the Company, the Series and the Subsidiaries in view of its objectives, policies and strategies, and other relevant factors, subject to the exception that the Company, the Series and the Subsidiaries might not participate in each such opportunity but shall on an overall basis equitably participate with the Manager’s other funds and clients in relevant opportunities. Nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in or acquiring, any type of business (including, without limitation, acquisitions of assets that meet the principal objectives of the Company), whether or not the objectives or policies of any such other Person or entity are similar to those of the Company, the Series or the Subsidiaries or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or assets for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors, employees or personnel may be acting. When making decisions where a conflict of interest may arise, the Manager shall endeavor to allocate acquisition and financing opportunities in a fair and equitable manner over time as between the Company, the Series and the Subsidiaries and the Manager’s other vehicles, funds and clients.

(c) Managers, partners, officers, employees, personnel and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, personnel, agents, nominees or signatories for the Company, the Series and/or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, the Series or the Subsidiaries, such persons shall use their respective titles in the Company, the Series or the Subsidiaries.

Section 4. Anti-Money Laundering and Anti-Corruption Compliance Matters.

(a) The Manager acknowledges and agrees that the Company has adopted policies and procedures reasonably designed to ensure compliance with U.S. and other applicable anti-money laundering/countering the financing of terrorism and anti-corruption laws and regulations (“AML/ABC Laws”).

(b) The Manager has reviewed the Company’s Anti-Money Laundering and Economic Sanctions Policy and Anti-Corruption Policy, each as may be amended from time to time (the “Policies”), and acknowledges, represents, and warrants that the Company has delegated to the Manager the responsibility for achieving compliance by the Manager’s personnel with the Policies and the AML/ABC Laws and that therefore (i) the Manager will comply with the Policies in performing under this Agreement; and (ii) the Manager will take all steps reasonably necessary to ensure compliance by the Company with the AML/ABC Laws.

(c) The Company acknowledges and agrees that it will promptly disclose to the Manager potentially suspicious or unusual activity detected in the course of the Company’s business in order to enable the Manager and/or its delegates to comply with the AML/ABC Laws and/or the Policies.

(d) The Company acknowledges and agrees that it will, and it will take commercially reasonable actions to require any third-party administrators or agents engaged by the Company related to the offering and/or distribution of Shares to, promptly provide any documentation or other information requested by the Manager and/or its delegates as reasonably necessary or advisable in order to comply with the AML/ABC Laws and/or the Policies.

(e) The Company acknowledges that, due to AML/ABC Laws and related legislation and regulations, the Manager may require, record, and maintain further identification information from the Company and, as applicable, its Beneficial Owners,1 control persons and/or anyone authorized to give instructions on the Company’s behalf.

Section 5. Agency. The Manager shall act as agent of the Company, the Series and the Subsidiaries in acquiring, financing and disposing of Portfolio Assets, disbursing and collecting the funds of the Company, the Series and the Subsidiaries, paying the debts and fulfilling the obligations of the Company, the Series and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company, the Series and the Subsidiaries and handling, prosecuting and settling any claims of or against the Company, the Series and the Subsidiaries, the Board of Directors, holders of the Company’s securities or representatives or property of the Company, the Series and the Subsidiaries.

Section 6. Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company, the Series or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company, the Series or any Subsidiary.

Section 7. Records; Confidentiality. The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company at any time during normal business hours upon reasonable advance notice. The Manager shall make available to the Company, the Company’s administrator and/or custodian such copies of its acquisition records and ledgers with respect to the Company as may be required to assist the administrator, the custodian and the Company in their compliance with applicable law. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business; (iv) to governmental officials having jurisdiction over the Company or any Subsidiary; (v) in connection with any governmental or regulatory filings of the Company, a Series or any Subsidiary or disclosure or presentations to the Company’s Shareholders or prospective Shareholders; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; or (vii) to the extent such information is otherwise publicly available. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person, other than the Manager, not resulting from the Manager’s violation of this Section 7. The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement for a period of one year.

[1]

“Beneficial Owner” shall have the meaning given it under AML/ABC Laws, and such term shall have such meaning when used in this Agreement in the context of anti-money laundering and sanctions representations, warranties, covenants, acknowledgments, or when otherwise required.

Section 8. Obligations of Manager; Restrictions.

(a) The Manager shall require each seller or transferor of assets to the Company, the Series and the Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Portfolio Assets.

(b) The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) would adversely and materially affect the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from the definition of an investment company under the Investment Company Act or (ii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, members, officers, shareholders, managers, personnel, employees and any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager shall not be liable to the Company, the Series or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s shareholders, members or partners, for any act or omission by the Manager, its directors, members, officers, shareholders, managers, personnel, employees or any Person controlling or controlled by the Manager or any Person providing sub-advisory services to the Manager except as provided in Section 12 of this Agreement.

(c) The Board of Directors shall periodically review the Company’s, the Series’ and the Subsidiaries’ holdings of Portfolio Assets but will not review each proposed Portfolio Asset, except as otherwise provided herein. The Manager shall be permitted to rely upon the direction of the Secretary of the Company or other authorized officer to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed acquisition.

(d) None of the Company, the Series or the Subsidiaries shall acquire any security structured or issued by an entity managed by the Manager or any Affiliate thereof, or purchase or sell any Portfolio Asset from or to any entity managed by the Manager or its Affiliates unless (i) the transaction is approved or pre-approved in advance by a majority of the Independent Directors; and (ii) the transaction is made in accordance with applicable laws.

(e) The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by asset and other managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company, the Series and the Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

(f) In the event that the Company, a Series or a Subsidiary invests in, acquires or sells assets to any joint ventures with PIMCO or its Affiliates or if it purchases assets from, sells assets to or arranges financing from or provides financing to PIMCO, PIMCO sponsored funds, including new affiliated potential pooled investment vehicles or managed accounts not yet established, whether managed or sponsored by PIMCO’s Affiliates or the Manager, any such transactions shall require the approval or pre-approval of the Independent Directors.

Section 9. Compensation.

(a) Management Fee.

(i) During the Term (as defined below), the Company shall pay the Manager the Management Fee monthly in arrears commencing with the month in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such month that this Agreement was in effect). The Management Fee may alternatively, in the discretion of the Manager, instead be paid in whole or in part by the Company’s subsidiaries.

(ii) The Manager shall compute each installment of the Management Fee within 45 days after the end of the month with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 11 of this Agreement, promptly be delivered to the Company and, upon such delivery, payment of such installment of the Management Fee shown therein shall be due and payable in cash no later than the date which is five business days after the date of delivery to the Company of such computations.

(iii) The Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 11 of this Agreement.

(iv) The Management Fee may be paid, at the Manager’s election, in cash or cash equivalent aggregate NAV amounts of E Shares. If the Manager elects to receive any portion of the Management Fee in E Shares, the Manager may elect to have the Company repurchase such E Shares from the Manager at a later date.

(b) Performance Fee.

(i) During the Term (as defined below), promptly following the end of each Reference Period (and at the other times described herein), the Operating Manager shall be allocated Performance Fees with respect to the Investor Shares. Performance Fees shall be measured and allocated or paid on an annual basis (excluding the initial Reference Period, which will be measured and allocated or paid at the end of the initial Reference Period) and accrued monthly (subject to pro-rating for partial periods).

(ii) For the avoidance of doubt, any applicable Shares which are repurchased during the applicable Reference Period shall be subject to the Performance Fees upon repurchase. The Operating Manager shall be allocated a Performance Fee with respect to all Investor Shares that are repurchased in connection with the repurchase of such Shares in an amount calculated based upon the portion of the Reference Period for which such Shares were outstanding, and proceeds for any such Share repurchases shall be reduced by the amount of any such Performance Fees.

(iii) Performance Fees may be paid, at the Manager’s election, in cash or cash equivalent aggregate NAV amounts of E Shares or other Shares. If the Manager elects to receive any portion of the Performance Fees in E Shares or other Shares, the Manager may elect to have the Company repurchase such E Shares or other Shares from the Manager at a later date pursuant to an agreement between the Company and the Manager with respect thereto.

(iv) The Manager shall not be obligated to return any portion of the Performance Fees paid due to the subsequent performance of the Company.

Section 10. Expenses of the Company. The Company shall pay all of its expenses and shall reimburse the Manager for documented expenses of the Manager incurred on its behalf (collectively, the “Expenses”) excepting those expenses that are specifically the responsibility of the Manager as set forth herein. Expenses include all costs and expenses which are expressly designated elsewhere in this Agreement as the Company’s, together with the following:

(i)	Operating Expenses and Organization and Offering Expenses;

(ii)	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of Portfolio Assets;

(iii)

costs of legal, tax, accounting, third party administrators for the establishment and maintenance of the books and records, consulting, auditing, administrative and other similar services rendered for the Company, the Series and the Subsidiaries by providers retained by the Manager;

(iv)

the compensation and expenses of the Company’s directors and the allocable share of cost of liability insurance under a universal insurance policy covering the Manager, its Affiliates and/or the Company to indemnify the Company’s directors and officers and in connection with obtaining and maintaining the insurance coverage referred to in Section 8(e) of this Agreement;

(v)

costs associated with the establishment and maintenance of any of the Company’s credit facilities, repurchase agreements, and securitization vehicles or other indebtedness of the Company or a Series (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s or any Subsidiary’s securities offerings;

(vi)	expenses in connection with the application for, and participation in, programs established by the U.S. government;

(vii)

expenses connected with communications to holders of the Company’s, the Series’ or any Subsidiary’s securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the U.S. Securities and Exchange Commission, and the costs of preparing, printing and mailing the Company’s annual report to its Shareholders and proxy materials, if any, with respect to any meeting of the Company’s Shareholders;

(viii)	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for the Company and the Subsidiaries;

(ix)

expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of a Portfolio Asset or establishment and maintenance of any of the Company’s credit facilities, repurchase agreements, securitization vehicles and borrowings under programs established by the U.S. government or any of the Company’s or any of the Subsidiary’s securities offerings;

(x)

costs and expenses incurred with respect to market information systems and publications, pricing and valuation services, research publications, and materials and settlement, clearing and custodial fees and expenses;

(xi)	compensation and expenses of the Company’s custodian and escrow and transfer agent, if any;

(xii)	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xiii)	all taxes and license fees;

(xiv)	all insurance costs incurred in connection with the operation of the Company’s, the Series’ and the Subsidiaries’ business;

(xv)

costs and expenses incurred in contracting with third parties, including Affiliates of the Manager, for the servicing and special servicing of the assets of the Company, the Series and the Subsidiaries;

(xvi)

all other costs and expenses relating to the business operations of the Company, the Series and the Subsidiaries, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Portfolio Assets, including appraisal, reporting, audit and legal fees;

(xvii)

expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Company, the Series and the Subsidiaries or Portfolio Assets separate from the office or offices of the Manager;

(xviii)

expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company’s, the Series’ or any Subsidiary’s securities, including, without limitation, in connection with any dividend reinvestment plan;

(xix)

any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise), including any costs or expenses in connection therewith, against the Company, a Series or any Subsidiary, or against any trustee, director or officer of the Company, a Series or of any Subsidiary in his capacity as such for which the Company, a Series or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

(xx)	all costs and expenses relating to the development and management of the Company’s website; and

(xxi)	all other expenses actually incurred by the Manager (except as described below) which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

The Company shall have no obligation to reimburse the Manager or its Affiliates for the salaries and other compensation of the Manager’s acquisition professionals who provide services to the Company, the Series or the Subsidiaries under this Agreement except that, the Company shall reimburse the Manager or its Affiliates, as applicable, for the Company’s allocable share of the compensation, including without limitation, annual base salary, bonus, any related withholding taxes and employee benefits, paid to (1) the Manager’s personnel serving as the Company’s Principal Financial Officer and Deputy Treasurer based on the percentage of their time spent managing the Company’s affairs and (2) other legal and compliance, finance, accounting, operations, investor relations, tax, valuation, internal audit and other non-investment personnel of the Manager and its Affiliates who spend all or a portion of their time managing the Company’s, the Series’ and the Subsidiaries’ affairs. The Company’s share of such costs shall be based upon the percentage of time devoted by such personnel of the Manager or its Affiliates to the Company’s, the Series’ and the Subsidiaries’ affairs. The Manager shall provide the Company with such written detail as the Company may reasonably request to support the determination of the Company’s share of such costs.

In addition, the Company, at the option of the Manager, shall be required to pay the Company’s pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses attributable to the personnel of the Manager and its Affiliates required for the operations of the Company, the Series and the Subsidiaries. These expenses shall be allocated to the Company based upon the percentage of time devoted by such personnel of the Manager or its Affiliates to the Company’s, the Series’ and its Subsidiaries’ affairs as calculated at each fiscal quarter end. The Manager and the Company may modify this allocation methodology, subject to the Independent Directors’ approval.

The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

The Manager shall allocate such Expenses among each Series in proportion to the size of the allocation made by each in the activity or entity to which such Expenses relate, to the extent applicable, or in such other manner as the Manager in good faith determines is fair and reasonable. Each Series shall bear the fees, costs or expenses of certain services provided by, and allocable overhead of, PIMCO as well as industry executives, advisors, consultants and operating executives contracted or engaged directly or indirectly by such Series, the Manager or any Affiliated Service Provider. Certain industry executives, advisors, consultants and operating executives may be employees of PIMCO, and may be exclusive or non-exclusive independent contractors with respect to services provided to PIMCO or such Series; however, in each case, their compensation and allocable expenses shall be borne by such Series.

The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 11. Calculations of Expenses. The Manager shall prepare a statement documenting the Expenses of the Company, the Series and the Subsidiaries and the Expenses incurred by the Manager on behalf of the Company, the Series and the Subsidiaries during each calendar month, and shall deliver such statement to the Company within 45 days after the end of each calendar month. Expenses incurred by the Manager on behalf of the Company, the Series and the Subsidiaries, including expenses allocated to the Company pursuant to Section 10 above, may be offset by the Manager against amounts due to the Company, the Series and the Subsidiaries. The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement.

Section 12. Limits of Manager Responsibility; Indemnification.

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 8(b) of this Agreement. The Manager, its officers, shareholders, members, managers, directors, employees, consultants, personnel, any Person controlling or controlled by the Manager and any of such Person’s officers, shareholders, members, managers, directors, employees, consultants and personnel, and any Person providing sub-advisory services to the Manager (each a “Manager Indemnified Party”) shall not be liable to the Company, any Series or any Subsidiary, to the Board of Directors, or the Company’s or any Subsidiary’s shareholders, members or partners for any acts or omissions by any such Person (including, without limitation, trade errors that may result from ordinary negligence, such as errors in the decision making process or in the trade process), pursuant to or in accordance with this Agreement, except by reason of acts or omissions constituting actual fraud or willful misconduct, as determined by a final non-appealable order of a court of competent jurisdiction. The Company shall, to the full extent lawful, reimburse, indemnify and hold each Manager Indemnified Party harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Manager Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting such Manager Indemnified Party’s actual fraud or willful misconduct; provided that an Indemnified Party (as defined below) will not be entitled to indemnification under this Agreement for any losses, liabilities or damages arising out of an internal dispute solely between PIMCO, its Affiliates and their respective officers, partners, directors, shareholders, members, managers or employees.

(b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company and the Series (or any Subsidiary), its shareholders, members, directors, managers and officers and each other Person, if any, controlling the Company (each, a “Company Indemnified Party” and together with a Manager Indemnified Party, the “Indemnitee”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the Manager’s actual fraud or willful misconduct.

(c) The Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within 30 days after the Indemnitee gives the Indemnitor notice of the claim. In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

Section 13. No Joint Venture. Nothing in this Agreement shall be construed to make the Company and the Manager partners or joint venturers or impose any liability as such on either of them.

Section 14. Term; Termination.

(a) Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect and shall continue in operation (the “Term”) unless all of the Independent Directors agree that there has been unsatisfactory performance by the Manager that is materially detrimental to the Company generally, the Series and the Subsidiaries, taken as a whole. If the Company determines to terminate this Agreement as set forth above, the Company shall deliver to the Manager prior written notice of the Company’s intention to terminate this Agreement based upon the terms set forth in this Section 14(a) not less than 180 days prior to such termination.

(b) The Manager may deliver written notice to the Company informing it of the Manager’s intention to terminate this Agreement upon no less than 180 days’ notice, whereupon this Agreement shall terminate effective on the latter of (i) 180 days from the day such notice is delivered or (ii) such latter date as the Manager may determine.

(c) If the Company terminates this Agreement pursuant to this Section 14, the Company shall forfeit any voting or other controlling interest in any Asset-Backed Instrument.

(d) If the Company terminates this Agreement pursuant to this Section 14, the Company shall, before the Effective Termination Date, cause the name of the Company to be changed to omit reference to “PIMCO,” and the Company, any successor manager or any other Person shall make no further use of “PIMCO” or any similar name or any derivations thereof in relation to the activities of the Company.

(e) If this Agreement is terminated pursuant to Section 14, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 7, 10, 11, 16(b) and 17 of this Agreement. In addition, Sections 12 and 22 of this Agreement shall survive termination of this Agreement.

Section 15. Assignment.

(a) Except as set forth in Section 15(b) of this Agreement, this Agreement may not be assigned by the Manager, unless such assignment is consented to in writing by the Company, which consent shall be approved by a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

(b) Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under Sections 2(c), 2(d) and 2(e) of this Agreement to any of its Affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Company hereby consents to any such assignment and subcontracting. In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement. In addition, the Manager may assign this Agreement to any of its Affiliates without the approval of the Independent Directors; provided that such assignment does not require the Company’s approval under the Advisers Act.

Section 16. Termination for Cause.

(a) The Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Board of Directors to the Manager if (i) the Manager, its agents or its assignees materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice), (ii) the Manager engages in any act of actual fraud, misappropriation of funds, or embezzlement against the Company, a Series or any Subsidiary, (iii) there is an event of any gross negligence on the part of the Manager in the performance of its duties under this Agreement, (iv) there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition, (v) the Manager is convicted (including a plea of nolo contendere) of a felony, or (vi) there is a dissolution of the Manager.

(b) The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if the Company takes steps to cure such breach within 30 days of the written notice).

(c) The Manager may terminate this Agreement in the event the Company becomes required to register as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

Section 17. Action Upon Termination.

(a) From and after the effective date of termination of this Agreement (the “Effective Termination Date”) pursuant to Sections 14 or 16 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination. Upon such termination, the Manager shall forthwith:

(i)

after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company, a Series or a Subsidiary all money collected and held for the account of the Company, a Series or a Subsidiary pursuant to this Agreement;

(ii)

deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company, the Series or a Subsidiary; and

(iii)	deliver to the Board of Directors all property and documents of the Company, any Series or any Subsidiary then in the custody of the Manager.

(b) If either the Company or the Manager terminates this Agreement pursuant to Section 14 or Section 16 of this Agreement, within 30 days of the Effective Termination Date, the Company shall repurchase all PIMCO Shares outstanding on the Effective Termination Date at a price equal to the net asset value per share as of the last day of the prior calendar quarter, regardless of any repurchase limitations described in the Company’s Governing Instruments, share repurchase plan, or any other document describing the Company’s repurchase limitations.

Section 18. Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company, any Series or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company, Series or Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company, Series or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company, any Series or any Subsidiary any money or other property then held by the Manager for the account of the Company, any Series or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company, any Series or any Subsidiary within a reasonable period of time, but in no event later than 30 days following such request. The Manager shall not be liable to the Company, any Series, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s shareholders, members or partners for any acts performed or omissions to act by the Company, any Series or any Subsidiary in connection with the money or other property released to the Company, any Series or any Subsidiary in accordance with the second sentence of this Section 18. The Company, the Series and each Subsidiary shall indemnify the Manager, its officers, shareholders, members, managers, directors, employees, consultants, personnel, any Person controlling or controlled by the Manager and any of such Person’s officers, shareholders, members, managers, directors, employees, consultants and personnel, and any Person providing sub-advisory services to the Manager against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company, any Series or any Subsidiary in accordance with the terms of this Section 18. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 12 of this Agreement.

Section 19. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by email transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to the Company or any Series:

PIMCO Asset-Based Lending Company LLC

650 Newport Center Drive

Newport Beach, California 92660

Attention: Crystal Porter

Email: crystal.porter@pimco.com

(b)	If to the Manager:

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

Attention: Crystal Porter

Email: crystal.porter@pimco.com

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice.

Section 20. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 21. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

Section 22. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY LAWS, RULES OR PROVISIONS THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 23. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 24. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

Section 25. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 26. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 27. Interpretation. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PIMCO ASSET-BASED LENDING COMPANY LLC

By:	/s/ Jason Mandinach
Name: Jason Mandinach
Title: Principal Executive Officer

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Kimberley Stafford
Name: Kimberley Stafford
Title: Managing Director

[SIGNATURE PAGE OF OPERATING AGREEMENT OF

PIMCO ASSET-BASED LENDING COMPANY LLC]